Exhibit 99.1

Carbonite Completes Acquisition of Zmanda

Carbonite Expands Offerings for SMBs with Cloud Server Backup

BOSTON – October 31, 2012 – Carbonite, Inc. (NASDAQ: CARB), a leading provider of online backup solutions for consumers and small to medium sized businesses, announced that it has completed the acquisition of Zmanda, Inc., a leading global provider of open source and cloud backup solutions.

The acquisition enhances Carbonite’s SMB offering with the ability to backup databases and file systems to the cloud, and will enable SMBs to obtain all of the backup solutions that they need from one vendor. The combined Carbonite and Zmanda offerings will provide IT resellers with affordable, secure and easy to use solutions for data protection and recovery for their clients.

Founded in 2005, Zmanda provides an enhanced version of Amanda, a highly respected open source backup project, believed to be deployed on over one million systems worldwide. It offers full commercial support for Amanda, and has delivered innovations for SMB markets, including Zmanda Cloud Backup and Amanda Enterprise. Zmanda provides centralized backup of file systems, virtual machines, applications and databases.

About Carbonite

Carbonite, Inc. (NASDAQ: CARB), is a leading provider of online backup solutions for consumers and small and medium sized businesses. Subscribers in more than 100 countries rely on Carbonite to provide easy-to-use, affordable and secure online backup solutions with anytime, anywhere data access. Carbonite’s online backup solution runs on both the Windows Mac platforms. The company has backed up nearly 200 billion files, restored more than 7 billion files and currently backs up more than 300 million files each day. For more information, please visit www.carbonite.com, twitter.com/carbonite, twitter.com/carbonitebiz, or facebook.com/CarboniteOnlineBackup.

Forward-Looking Statements

This press release contains forward-looking statements, which are any predictions, projections or other statements about future events. Actual results may differ materially from these forward-looking statements because of a variety of risks and uncertainties about our business, which we describe in our filings with the Securities and Exchange Commission, including our Forms 10-K and 10-Q. We do not undertake any duty to update any forward-looking statement.

Media Contacts

Erin Delaney

Carbonite 617-421-5637

edelaney@carbonite.com

Investor Relations Contacts:

Cassandra Hudson

Carbonite

617-587-1144

chudson@carbonite.com

Staci Mortenson

ICR for Carbonite

617-587-1102

investor.relations@carbonite.com